Exhibit 16.1

PricewaterhouseCoopers LLP
Suite 1000
1670 Broadway
Denver CO 80202-4870
Telephone (720) 931 7000
Facsimile (720) 931 7100

November 15, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Canyon Resources Corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Canyon’s Form 8-K/A dated October 11, 2004. We agree with the statements concerning our Firm in such Form 8-K/A. However, PricewaterhouseCoopers LLP makes no comment whatsoever regarding the following: (i) the current status of any material weaknesses in internal accounting controls of Canyon, or (ii) any remedial actions taken with respect thereto.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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